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                                                                     EXHIBIT 2.8

                             MEDICAL DYNAMICS, INC.
                            99 Inverness Drive East
                              Englewood, CO 80112

                        Telephone: 303-790-2990, Ext. 13
                            Facsimile: 303-708-8557


                                 March 2, 2001


InfoCure Corporation
Attn.: James K. Price
1765 The Exchange
Atlanta, Georgia 30339

Re: Amended and Restated Agreement and Plan of Merger and Reorganization ("Agreement")


Dear Jim:

         Please allow this letter to serve as confirmation of our conversation whereby Medical Dynamics, Inc. consents to and acknowledges that (1) the Spin-Off Date, as defined in the Amended and Restated Agreement and Plan of Merger and Reorganization ("Agreement"), as amended, shall be extended from February 28, 2001 to March 15, 2001 and (2) the March 31, 2001 and April 30, 2001 dates for termination as more fully described in Section 8.1.B. of the Agreement, as amended, shall both be extended to May 31, 2001. This letter agreement to the extent signed and delivered by means of a facsimile machine, will be treated in all manner and respects as an original letter agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.


                                   Very truly yours,

                                   Medical Dynamics, Inc.




                                   By: /s/ Van A. Horsley
                                       -------------------------
                                   Its: President and CEO
                                       -------------------------


AGREED AND ACCEPTED THIS 5TH DAY
OF MARCH, 2001.


By: /s/ Richard E. Perlman
    -----------------------
Its: Chairman
    -----------------------